UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2005

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On September 15, 2005, SEMCO Energy, Inc. (the “Company”) entered into an amended and restated $120 million unsecured revolving credit facility, pursuant to the terms and conditions of a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with LaSalle Bank Midwest National Association, a national banking association, as administrative agent and a syndicate of lenders. The Credit Agreement amends and restates the Company’s previous $100.8 million short-term bank credit facility that was governed by that certain Amended and Restated Credit Agreement dated as of June 25, 2004, by and among the Company, Standard Federal Bank N.A., as administrative agent, and a syndicate of lenders, due to expire on September 23, 2005.

The amended and restated facility has a maturity date of September 15, 2008. Subject to the terms and conditions of the Credit Agreement, the Company may request that the lenders’ commitments of $120 million under the Credit Agreement be increased (or additional lenders be added to the Credit Agreement that provide additional commitments), provided that in no event may the aggregate amount of the lenders’ commitments under the Credit Agreement at any time exceed $125 million. Borrowing under the Credit Agreement may be used to refinance existing debt, provide for the working capital requirements and general corporate purposes of the Company and its subsidiaries and to finance acquisitions permitted under the Credit Agreement.

Under the terms of the Credit Agreement, the lenders have committed to provide letters of credit in an aggregate amount of 60% of the amended and restated facility. A portion of the amended and restated facility (in an amount not to exceed $40 million) may be made available for short-term loans as part of a risk-participated swing line facility.

Under the terms of the Credit Agreement, the Company can obtain loans which are LIBOR rate loans or base rate loans. LIBOR rate loans bear interest at the LIBOR rate plus a margin which ranges from 0.65% to 2.25% and depends on the Company’s senior unsecured debt ratings by Moody’s Investor Service, Inc. and Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies. The Company’s initial margin, based on its current ratings, is 1.45%. Base rate loans bear interest at the base rate, which is the higher of the prime lending rate announced from time to time by the administrative agent or the federal fund rate plus 0.5%, plus a margin which ranges from 0% to 1.25%, also depending on the Company’s senior unsecured debt ratings. The Company’s initial margin is 0.25%. Loans outstanding under the swing line facility will bear interest at the base rate minus 0.50% or a negotiated rate to be agreed upon.

Guarantees of certain subsidiaries of the Company may be required under the Credit Agreement in the future such that, after giving effect to such guarantees, 70% of the consolidated assets and consolidated operating income of the Company must be constituted by the Company and any subsidiaries providing such guarantees, when taken together.

The Credit Agreement contains certain restrictive loan covenants, including, among others, financial covenants requiring a maximum total leverage ratio, a minimum interest coverage ratio and a minimum net worth test and covenants limiting the Company’s ability to incur indebtedness, grant liens, make certain acquisitions, be acquired, depose of assets, pay dividends, repurchase stock, and make certain investments. The Credit Agreement also contains certain customary events of default.

The foregoing description of the Credit Agreement governing the amended and restated facility does not purport to be a complete statement of the parties’ rights and obligations under such agreement and transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services in general financing and other services to the Company for which they have in the past received, and may in the future receive, customary fees.

Discretionary Cash Bonus

Effective September 13, 2005, in conjunction with a mid-year performance review by the Compensation Committee of the Board of Directors, George A. Schreiber, Jr., President and Chief Executive Officer of the Company, was granted a bonus of $150,000 as the cash portion of his bonus award. The award, which was approved by the Compensation Committee and by the Board of Directors, is a discretionary bonus that was authorized and awarded in recognition of Mr. Schreiber’s personal contributions to the Company’s performance.

Item 9.01    Financial Statements and Exhibits.

Exhibits:

Exhibit 10.1    Second Amended and Restated Credit Agreement, dated as of September 15, 2005 by and among SEMCO Energy, Inc. as the Company, the various financial institutions as party thereto, as lenders, and LaSalle Bank Midwest National Association, a national banking association, as Administrative Agent, National City Bank of the Midwest, a national banking association, as Syndication Agent, U.S. Bank, N.A., as Documentation Agent and LaSalle Bank Midwest National Association, a national banking association, as Arranger.

Exhibit 10.2    Narrative summary of discretionary cash bonus awarded to George A. Schreiber, Jr.

Exhibit 99.1    Press Release dated September 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Date: September 19, 2005	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX
Form 8-K
September 13, 2005

Filed
Exhibit No.	Description	Herewith	By Reference

10.1
Second Amended and Restated Credit Agreement, dated as of September 15, 2005 by and among SEMCO Energy, Inc. as the Company, the various financial institutions as party thereto, as lenders, and LaSalle Bank Midwest National Association, a national banking association, as Administrative Agent, National City Bank of the Midwest, a national banking association, as Syndication Agent, U.S. Bank, N.A., as Documentation Agent and LaSalle Bank Midwest National Association, a national banking association, as Arranger.
X
10.2	Narrative summary of discretionary cash bonus awarded to George A. Schreiber, Jr.	X
99.2	Press Release dated as of September 15, 2005	X